UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2007

Commission File Number: 0-23363

AMERICAN DENTAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	04-3297858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

(Address of principal executive offices, including zip code)

(781) 224-0880

(781) 224-4216 (fax)

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 132-4(c) under the Exchange Act

ITEM 2.02	Results of Operations and Financial Condition

On October 29, 2007, American Dental Partners, Inc. (the “Company”) issued a press release regarding results for the quarter and nine-month period ended September 30, 2007. A copy of the press release is attached hereto as Exhibit 99.1.

ITEM 2.06	Material Impairments

The Company is assessing whether the potential impairment to one or more of its assets exists in accordance with generally accepted accounting principles. The Company and the Audit Committee of the Board of Directors are considering the orders issued by the Fourth Judicial District of Hennepin County, Minnesota (the “Court”) in October 2007 with respect to the legal proceedings between its Minnesota subsidiary, PDHC, Ltd. (“PDHC”) and PDG, P.A. (“PDG”), the affiliated practice at Park Dental, as previously disclosed by the Company, and as discussed in more detail below under Item 7.01. PDHC and PDG are parties to an Amended and Restated Service Agreement dated January 1, 1999 (as subsequently amended, the “Service Agreement”).

On October 9, 2007 and October 16, 2007, the Court issued orders with respect to certain motions filed by the parties. Specifically, the Court denied PDG’s motion for a temporary injunction to provide time for PDG to transition to new dental facilities by requiring PDHC to continue providing services under the Service Agreement after December 31, 2007 and until September 30, 2008. The Court also granted PDHC’s motion to dismiss its request for declaratory judgment that PDG was obligated to perform the Service Agreement after December 31, 2007. On October 16, 2007, the Court denied PDHC’s motion for reconsideration of the Court’s order on the motion for temporary injunction.

At September 30, 2007, the Company had a definite-lived intangible asset related to the Service Agreement with PDG with a book value of $3.5 million. In addition, at September 30, 2007, the Company had accounts receivable due from PDG in the aggregate amount of approximately $3 million. At the time of this filing, the Company is unable in good faith to make a determination of whether there is an impairment of the intangible asset or a need for a bad debt reserve against the accounts receivable, or an estimate of the amount or range of amounts of any potential impairment charge related to the carrying value of its intangible asset or the collectibility of its account receivable.

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective October 26, 2007, the Board of Directors amended Article 5 of the Company’s Bylaws to permit the use of uncertificated shares. This amendment was adopted by the Board to comply with requirements of Nasdaq.

ITEM 7.01	Regulation FD Disclosure

As disclosed in the Company’s Form 10-K for the year ended December 31, 2006, PDHC was served with a complaint (the “PDG Complaint”) on February 3, 2006 from PDG. PDHC and PDG are parties to the Service Agreement. The PDG Complaint was filed in the Fourth Judicial District of Hennepin County, Minnesota, court file number 27-CV-06-2500.

The PDG Complaint alleges certain breaches of the Service Agreement, violations of the Minnesota Dental Practice Act (unlawful practice of dentistry), violations of the Minnesota Franchise Act, fraud and misrepresentation, unjust enrichment, breach of fiduciary duty and the implied covenant of good faith and fair dealing, tortious interference with contract and prospective economic advantage and constructive trust and accounting. PDG seeks to have the Service Agreement declared void or voidable, or to have the

Service Agreement reformed by the Court. PDG also seeks monetary damages in an unspecified amount and return of the “Park Dental” name to PDG. PDHC filed an answer to the PDG Complaint, asserted various affirmative defenses, and counterclaimed for breach of the Service Agreement, breach of implied covenant of good faith and fair dealing, fraud and misrepresentation and tortious interference with employment relationships. PDHC seeks to dismiss the PDG Complaint with prejudice, and recover compensatory damages, interest, and costs and attorneys’ fees.

In January 2007, PDHC filed a motion for summary judgment seeking to have several of PDG’s claims dismissed before trial, including the claim that the Service Agreement is void or voidable. On June 12, 2007, the Court issued its decision on PDHC’s motion for summary judgment. The Court dismissed PDG’s claim that the Service Agreement is illegal and should be voided as a matter of public policy. In addition, the Court dismissed PDG’s claims for violation of the Minnesota Franchise Act, unjust enrichment and tortious interference with PDG’s relationships with certain of its former dentists. The Court denied PDHC’s motion to dismiss PDG’s claims for breach of the implied covenant of good faith and fair dealing and fraud and misrepresentation, finding disputed issues of material fact to be resolved at trial.

Prior to the Court rendering its decision on PDHC’s motion for summary judgment, on March 28, 2007, PDHC received a notice of termination of the Service Agreement from PDG, stating an effective date of December 31, 2007. PDHC disputes that PDG has properly terminated the Service Agreement, and PDHC filed a motion with the Court for leave to amend PDHC’s counterclaims in the PDG Complaint to include additional claims with respect to the termination of the Service Agreement by PDG. The Court denied PDHC’s motion. On June 21, 2007, PDHC commenced a lawsuit (“PDHC Complaint”), court file no. 27-CV-07-13030, against PDG in the same Court alleging breach of contract and the implied covenant of good faith and fair dealing based upon PDG’s termination of the Service Agreement and seeking a declaratory judgment and monetary damages.

The trial with respect to the PDG Complaint was scheduled to begin on July 5, 2007. However, on that date, the Court postponed and rescheduled the trial for both the PDG Complaint and the PDHC Complaint until November 13, 2007, in the interest of judicial efficiency.

PDG filed its answer and counterclaims to the PDHC Complaint on July 23, 2007. PDG asserted various affirmative defenses and added the Company to the case as a third-party defendant. PDG also counterclaimed against PDHC for breach of contract, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty, conversion, trespass to chattels and replevin, and against both PDHC and the Company for unfair competition, tortious interference with contract or business expectancy, breach of fiduciary duty, defamation, unfair dealing, lender liability and civil conspiracy.

On August 2, 2007, PDHC filed its reply to PDG’s counterclaims and the Company filed its answer to PDG’s claims (with respect to the PDHC Complaint). Each has asserted various affirmative defenses to PDG’s claims, and the Company also asserted counterclaims against PDG for unfair competition, misappropriation of trade secrets and common law breach of confidentiality.

On October 9, 2007 and October 16, 2007, the Court issued orders with respect to certain motions filed by the parties. Specifically, the Court denied PDG’s motion for a temporary injunction to provide time for PDG to transition to new dental facilities. In particular, the Court denied PDG’s requests to (i) require PDHC to continue providing services under the Service Agreement after December 31, 2007 and until September 30, 2008, (ii) preclude PDHC from excluding PDG doctors from Park Dental dental facilities after December 31, 2007 and (iii) preclude PDHC and the Company from recruiting dentists for another affiliated professional corporation. The Court also granted PDHC’s motion to dismiss its request for declaratory judgment that PDG was obligated to perform the Service Agreement after December 31, 2007. The Court granted PDG’s motion to amend its complaint to add punitive damages to the relief sought with respect to PDG’s claims of breach of fiduciary duty, tortious interference with contract or business expectancy and defamation. The Court granted PDHC’s motion for summary judgment with respect to PDG’s claims of conversion, trespass to chattels and replevin. The Court also granted in part and denied in part PDHC’s motion for summary judgment on PDG’s claims for defamation. Finally, the Court denied PDHC’s motion for summary judgment on PDG’s claims of unfair competition/tortious interference with contract or business expectancy, breach of fiduciary duty/unfair dealing/lender liability/good faith and fair dealing, and civil conspiracy.

The parties previously engaged, unsuccessfully, in court-ordered mediation and the cases are scheduled to be tried together beginning November 13, 2007.

PDHC believes PDG’s claims in the PDG Complaint and PDG’s counterclaims in the PDHC Complaint are baseless and without merit. There is no assurance of adjudication of the cases in PDHC’s favor. Disruption or termination of the Service Agreement at Park Dental could have a material adverse effect on our business, financial condition and results of operations.

For the year ended December 31, 2006 and the nine months ended September 30, 2007, revenues generated from our Service Agreement at Park Dental represented 29% and 24% of our consolidated net revenues, respectively. PDHC and the Company have incurred approximately $3.7 million in expenses related to the dispute with PDG and intend to continue to contest all claims in the PDG Complaint and counterclaims in the PDHC Complaint and pursue their respective counterclaims and claims vigorously. We expect to incur ongoing expenses in connection with the PDG Complaint and PDHC Complaint.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

3(ii)	Amendment to Article 5 of the Company’s Amended and Restated Bylaws, effective October 26, 2007

99.1	Press release dated October 29, 2007 regarding results for the quarter and nine-month period ended September 30, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DENTAL PARTNERS, INC.

October 29, 2007	/s/ Breht T. Feigh
Breht T. Feigh
Executive Vice President, Chief Financial Officer and Treasurer
(principal financial officer)